AVAILABLE NOW

In 2022, he was the ***top selling*** Young Contemporary Artist in the world, with over $40 Million in total sales[1]



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"Pie Fight Interior 12" (2014)
Sold For **$10.3M**



Our **$1.78M Offering**

Impressive Record Price Growth

Paintings by Ghenie have a record price compound annual growth rate of **68.6%,** based on data from 2011-2022.[2]



High Profile Collector Interest

Ghenie's market skyrocketed after **François Pinault** acquired "Nickelodeon" (2008) from his first solo exhibition. Other high profile collectors of Ghenie's work include Eli Broad and Nicolas Berggruen.



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Ghenie In The News





BARRON'S

Christie's to Exhibit Artworks by Bacon and Ghenie Worth $440 Million in Seoul

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The New York Times

How the Artist Adrian Ghenie Became an Auction Star

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THE ART NEWSPAPER

What would Jesus wear? Adidas probably.

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MASTERWORKS

Important Disclosures

Initial Price Offering is $1,780,000

More information on the Offering Circular can be found at sec.gov

1. "In 2022, he was the top selling Young Contemporary Artist in the world, with over $40 Million in total sales" — "Youngest Contemporary Artist" refers to all artists ages 45 and under worldwide. This statement is also based on publically available data from ArtPrice.com as analyzed by Masterworks' internal research team.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Adrian Ghenie have a record price compound annual growth rate ("CAGR") of 68.6% from March 8, 2011 to December 31, 2022. This calculation is based on (i) a record price of $18,000 on March 8, 2011, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,662,588, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the Masterworks issuer with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance is given after the date of qualification. An indication of interest involves no obligation or commitment of any kind by either party.